SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549



                               FORM 8-K



                            Current Report



                Pursuant to Section 13 or 15 (d) of the
                    Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported): February 4, 1994
                                                    ----------------



                    ILLINOIS BELL TELEPHONE COMPANY




                               ILLINOIS



        1-22222                                 36-125360
- -----------------------              -------------------------------
(Commission File Number)             (IRS Employer Identification No.)


          225 West Randolph Street, Chicago, Illinois   60606
- ----------------------------------------------------------------------
   (Address of principal executive offices)           (Zip Code)


Registrants telephone number, including area code (312) 727-9411
                                                  --------------
The purpose of this Current Report on Form 8-K is to file certain financial information concerning the Registrant. Such financial information is set forth in the exhibits to this Current Report.

Item 7.    Financial Statements and Exhibits

          (c)  Exhibits

          Number         Description
          ------         -----------

            12           Computation of Ratio of Earnings to Fixed
                         Charges

            24 Consent of Arthur Andersen & Co., independent public accountants.

            28           Illinois Bell Telephone Company - Certain
                          Financial Information as of and for the Year
                          Ended December 31, 1993:

                         -Selected Financial and Operating Data
                         -Management's Discussion and Analysis of
                          Results of Operations
                         -Report of Management
                         -Report of Independent Public Accountants
                         -Consolidated Statements of Income and
                          Reinvested Earnings
                         -Consolidated Balance Sheets
                         -Consolidated Statements of Cash Flows
                         -Notes to Consolidated Financial Statements

                               SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 4, 1994            ILLINOIS BELL TELEPHONE COMPANY



                                   /s/ Richard A. Kuzmar
                                   -------------------------------
                                   Richard A. Kuzmar
                                   Vice President - Controller

                             EXHIBIT INDEX

          Number         Description
          ------         -----------

            12           Computation of Ratio of Earnings to Fixed
                         Charges

            24 Consent of Arthur Andersen & Co., independent public accountants.

            28           Illinois Bell Telephone Company - Certain
                          Financial Information as of and for the Year
                          Ended December 31, 1993:

                         -Selected Financial and Operating Data
                         -Management's Discussion and Analysis of
                          Results of Operations
                         -Report of Management
                         -Report of Independent Public Accountants
                         -Consolidated Statements of Income and
                          Reinvested Earnings
                         -Consolidated Balance Sheets
                         -Consolidated Statements of Cash Flows
                         -Notes to Consolidated Financial Statements

                                                  Exhibit 24



               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 28, 1994, included as an Exhibit to this Form 8-K, into Illinois Bell Telephone Company's previously filed Registration Statement File No. 33-50007.






                                           ARTHUR ANDERSEN & CO.



Chicago, Illinois
February 4, 1994

                                                  Exhibit 28

                                      PART II

                          ILLINOIS BELL TELEPHONE COMPANY
                       Selected Financial and Operating Data
                               (Dollars in Millions)

                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----
Revenues
 Local service. . . . . . . $1,834.2   $1,768.4  $1,737.5  $1,672.4  $1,657.8
 Interstate network access.    701.5      688.0     661.7     667.1     642.2
 Intrastate network access.     80.4       79.2      68.8      64.2      64.4
 Long distance. . . . . . .    162.3      162.8     173.2     192.4     206.7
 Other. . . . . . . . . . .    262.6      248.0     244.7     251.0     256.6
                             -------   --------   -------   -------   -------
                             3,041.0    2,946.4   2,885.9   2,847.1   2,827.7

Operating expenses. . . . .  2,273.1    2,212.6   2,254.9   2,187.2   2,182.7
Operating income. . . . . .    767.9      733.8     631.0     659.9     645.0
Interest expense. . . . . .    119.9      114.2     131.5     116.2     118.9
Other expense (income)-net.      9.9        4.8     (19.4)     (2.8)     (2.1)
Income taxes. . . . . . . .    220.9      201.4     166.7     187.8     184.1
                             -------    -------   -------   -------   -------
Income before cumulative
 effect of change in
 accounting principles. . .    417.2      413.4     352.2     358.7     344.1
Cumulative effect of change
 in accounting principles .      -       (588.6)      -         -         -
                             -------   --------  --------  --------  --------
Net income (loss) . . . . . $  417.2   $ (175.2) $  352.2  $  358.7  $  344.1
                            ========   ========  ========  ========  ========

Total assets. . . . . . . . $6,176.2   $6,095.2  $6,008.4  $5,866.3  $5,507.9
                            ========   ========  ========  ========  ========
Telecommunications
 plant-net. . . . . . . . . $5,038.5   $4,995.7  $4,911.6  $4,834.8  $4,731.1
Capital expenditures-net. . $  534.4   $  577.0  $  558.5  $  545.4  $  583.3
Long term debt. . . . . . . $1,077.0   $1,330.1  $1,379.8  $1,378.7  $1,379.6
Debt ratio. . . . . . . . .     47.6%      46.9%     41.5%     40.4%     39.7%
Return to average equity. .     22.3%      (9.7)%    15.2%     15.8%     15.9%
Return on average total
 capital. . . . . . . . . .     14.7%      (1.8)%    11.6%     12.1%     11.9%
Pretax interest coverage. .      6.4        6.4       5.3       5.9       5.6
Customer lines-at end of year
   (000's). . . . . . . . .    5,763      5,586     5,460     5,360     5,232
Customer lines served by-
 Digital electronic
 offices. . . . . . . . . .     64.6%      50.8%     43.9%     39.5%     36.5%
 Analog electronic offices.     35.4%      49.2%     56.1%     60.5%     63.0%
 Electromechanical offices.       - %        - %       - %       - %      0.5%
Customer lines per
 employee . . . . . . . . .      324        295       267       251       233
Local calls per year
 (000,000's). . . . . . . .   19,207     18,414    17,797    16,855    16,316
Calls per customer line . .    3,333      3,296     3,259     3,145     3,118
Employees-at end of year. .   17,785     18,914    20,470    21,386    22,495

Management's Discussion and Analysis of Results of Operations.
                           (Dollars in Millions)

Following is a discussion and analysis of the results of operations of the Company for the year ended December 31, 1993 and for the year ended December 31, 1992, which is based on the Consolidated Statements of Income and Reinvested Earnings. Other pertinent data are also given in the Selected Financial and Operating Data.

Results of Operations
- ---------------------

Revenues
- --------
                                                    Increase
                                  1993      1992   (Decrease)  % Change

Local service. . . . . . .     $1,834.2  $1,768.4     $65.8      3.7%

Higher calling volumes increased local service revenues by $67.2. The increased calling volumes were primarily attributed to higher usage and growth in the number of customer lines, which increased 3.2% to 5,763,394 from 5,586,023.

                                                    Increase
                                  1993      1992   (Decrease)  % Change


Network access
 Interstate. . . . . . . .       $701.5    $688.0     $13.5      2.0%
 Intrastate. . . . . . . .       $ 80.4    $ 79.2     $ 1.2      1.5%

Interstate access revenues increased by $24.7 due to growth of customer lines and switched access minutes of use and by $20.8 due to a reduction in National Exchange Carrier Association support payments. These increases were offset by lower revenues of $22.7 due to rate reductions for common carrier, switched and special access services and $10.5 due to a decline in
special access service volumes.   The increase in intrastate revenues is
primarily due to growth of switched access minutes of use.

                                                    Increase
                                  1993      1992   (Decrease)  % Change

Long distance. . . . . . .       $162.3    $162.8     $(0.5)    (0.3)%

Long distance revenues decreased by $1.6 due to lower interstate intraLATA toll rates, offset by a $1.0 increase in revenues due to volume growth of interstate intraLATA and private line usage.

                                                    Increase
                                  1993      1992   (Decrease)  % Change

Other. . . . . . . . . . .       $262.6    $248.0     $14.6      5.9%

Other revenues include revenues derived from directory advertising, billing and collection services, inside wire installation and maintenance services and other miscellaneous services. These revenues are net of the Company's provision for uncollectibles. The increase in other revenues was primarily due to growth of inside wire, directory and billing and collection services of $9.4. Also contributing to the higher revenues was a $3.3 increase in rent revenues due to office space and computer rentals to Ameritech Services, Inc. (ASI), an affiliate, and a $1.1 lower uncollectibles provision, resulting from an overall improvement in collection efforts.

Operating Expenses
- ------------------

The Company has changed the presentation of its operating expenses in the Consolidated Statements of Income and Reinvested Earnings to facilitate a better understanding of its operating results. Prior year amounts have been reclassified to conform with this presentation.

                                                    Increase
                                  1993      1992   (Decrease)  % Change

Employee-related expenses.       $882.8    $869.0     $13.8      1.6%

Employee-related expenses include employee salaries, benefits and other employee-related expenses. Wage rate increases and higher nonmanagement employee bonuses were offset by salary savings created from a reduced work force as a result of early retirement programs, involuntary terminations and the transfer of employees to ASI. As a result of involuntary and voluntary termination programs, 1,226 and 676 employees left the Company in 1993 and 1992, respectively. In addition, during 1992, 862 employees were transferred to ASI. The Company's work force decreased to 17,785 at December 31, 1993 from 18,914 at December 31, 1992. Other employee benefits were higher due to lower pension credits and an increase in the costs for postretirement benefits and other employee benefits.

                                                    Increase
                                  1993      1992   (Decrease)  % Change

Depreciation and
 amortization. . . . . . .       $506.9    $509.6     $(2.7)    (0.5)%

Depreciation and amortization expense decreased by $8.5 primarily due to the completion of Illinois Commerce Commission authorized amortization of public telephone embedded labor and depreciation reductions resulting from the retirement of internal data and communications equipment. Lower investments in capital leases resulted in an additional decrease of $1.0 in amortization expense. These declines were offset by a $6.8 increase in depreciation due to overall higher plant investment.

                                                    Increase
                                  1993      1992   (Decrease)  % Change

Other operating expenses .       $796.2    $742.8     $53.4      7.2%

The increase in other operating expenses was primarily due to a $33.1 increase in affiliated services, primarily related to charges for services previously performed internally by work groups transferred to ASI. Also contributing to the increase were higher contract services of $15.4, primarily for right-to-use fees for the license of telecommunications software. Advertising expenses increased by $13.7 primarily due to the marketing of the Company's products and services under the single brand name "Ameritech." These increases were offset slightly by an $8.8 decrease in other miscellaneous expenses associated with market realignment and workforce resizing.

                                                    Increase
                                  1993      1992   (Decrease)  % Change

Taxes other than
 income taxes. . . . . . .        $87.2     $91.2     $(4.0)    (4.4)%

Taxes other than income taxes decreased $5.7 due to lower capital stock taxes, resulting from lower average reinvested earnings. Also contributing to the lower expense was a $2.5 decline in gross receipts taxes, reflecting the impact of the adoption of a municipal excise tax by certain municipalities, which replaced previously enacted gross receipts taxes. These decreases were offset by a $4.9 increase in property taxes.

Other Income and Expenses
- -------------------------
                                                    Increase
                                  1993      1992   (Decrease)  % Change

Interest expense . . . . .       $119.9    $114.2      $5.7      5.0%

Interest expense increased by $1.4 due to higher interest incurred on long-term debt and by $1.5 due to interest incurred on short-term debt as a result of higher average notes payable. In addition, 1992 interest expense reflects $2.2 of interest credits related to prior year tax filings.

                                                    Increase
                                  1993      1992   (Decrease)  % Change

Other expense (income)-net.        $9.9      $4.8      $5.1    106.3%

Other expense (income)-net increased by $17.4 due to costs related to the early extinguishment of $750.0 of the Company's long-term debt and by $7.0 due to interest income received in 1992 related to Internal Revenue Service settlements of federal income taxes. These increases were offset by $18.2 primarily due to higher equity earnings for ASI and lower miscellaneous expenses.

                                                    Increase
                                  1993      1992   (Decrease)  % Change

Income taxes . . . . . . .       $220.9    $201.4     $19.5      9.7%

Income taxes increased primarily as a result of higher pre-tax income and an increase in the federal statutory income tax rate.

Changes in accounting principles
- --------------------------------

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The new accounting method is essentially a refinement of the method the Company had been following and, accordingly, did not have a material impact on the Company's financial statements upon adoption.

As more fully discussed in Note C to the Consolidated Financial Statements, effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of these accounting changes was recognized in the first quarter of 1992 as a change in accounting principles of $588.6, net of a deferred income tax benefit of $360.2.

Other Matters
- -------------

Regulatory Environment
- ----------------------

Customer demand, technology and the preferences of policy makers are all converging to increase competition in the local exchange business. The effects of increasing competition are apparent in the marketplace the Company serves. For example, one competitive access provider - MFS Communications Company, Inc. - has requested regulatory authority to provide full local exchange service in Illinois. Additionally, increasing volumes of intraLATA long distance services purchased by large and medium sized business customers are sold by carriers other than the Company.

Recognizing the trend, the Company's regulatory/public policy activities are focused on achieving a framework that allows for expanding competition while providing a fair opportunity for all carriers, including the Company, to succeed. The cornerstone of this effort is Ameritech's "Customers First Plan" that was filed with the Federal Communications Commission ("FCC") on March 1, 1993. In a subsequent filing with the U.S. Department of Justice, Ameritech proposed that the Customers First Plan be implemented on a trial
basis beginning in January, 1995 in Illinois.   Ameritech and the Company
have been working with the Illinois Commerce Commission ("ICC") to prepare for the implementation of the Customers First Plan. Proceedings are expected to begin in early 1994.

The Customers First Plan proposes to open all of the local telephone business in the Company's service area to competition. In exchange, Ameritech has requested three regulatory changes. First, Ameritech has requested relief from the Modified Final Judgment ("MFJ") interLATA ban. Such relief would mean that the Company would be allowed to offer all long distance services. Second, Ameritech has requested a number of modifications in the FCC's price cap rules. These modifications would apply only to Ameritech, including the Company, and would eliminate any obligation to refund, in the form of its share of future rate reductions, its share of interstate earnings in excess of 12.25%. The modifications would also provide the Company increased ability to price its interstate access services in a manner appropriate to competitive conditions. Third, Ameritech has requested FCC authority to collect in a competitively neutral manner, the social subsidies currently embedded in the rates that the Company charges long distance carriers for access to the local network.

Regulatory Proceedings
- ----------------------

On December 1, 1992, the Company submitted an alternative regulation proposal to the ICC. Under the proposal, rate of return regulation would be eliminated and replaced by a price regulation mechanism, under which future rate changes for noncompetitive services would be subject to a predetermined formula reflecting changes in inflation, the Company's historic productivity and actual service quality performance. The proposal would not affect the Company's ability to set prices for services which are classified as competitive services by the ICC, and the Company would also be able to determine its own depreciation rates. If the proposal is adopted by the ICC, the Illinois Public Utilities Act would require that basic residential rates cannot be increased for three years following the proposal's effective date.

In July 1993, the ICC Staff and The Citizens Utility Board ("CUB") filed testimony in the proceeding recommending rate reductions in the range of $100.0 to $200.0. The Company disagrees with the Staff's and CUB's recommendations and filed its response in September 1993. Additional rebuttal testimony was filed in October 1993. The record was closed at the end of November 1993, and a final decision by the ICC is not expected before the end of the second quarter 1994. At this time, the Company cannot predict if the ICC will approve the alternative regulation proposal or order any reductions in rates.

In November 1991, the ICC began a reconnaissance management audit of the Company. The audit consisted of a broad-based review of the Company's management and operations. The ICC Staff concluded that, on an overall basis, the Company is well-managed and ranked above average. Due to the scope of reviewing the Company's affiliated relationships, the ICC ordered a focused management audit of the Company's affiliated interest transactions. In July 1993, the ICC's auditor's issued a report recommending the imputation of $51.0 in additional Yellow Pages revenues to the Company's regulated operations and proposed expense disallowances of approximately $28.0. The ICC Staff utilized these recommendations as part of the basis for proposing prospective rate reductions in the Company's pending alternative regulation filing. The Company disagrees with the ICC Staff's recommendations and discussed this in its rebuttal testimony in September and October 1993.

Regulatory Accounting
- ---------------------

The Company presently gives accounting recognition to the actions of regulators where appropriate, as prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation". Under SFAS No. 71, the Company records certain assets and liabilities because of actions of regulators. Further, amounts charged to operations for depreciation expense reflect estimated useful lives and methods prescribed by regulators rather than those that might otherwise apply to unregulated enterprises. In the event the Company determines that it no longer meets the criteria for following SFAS No. 71, the accounting impact to the Company would be an extraordinary noncash charge to operations of an amount which could be material. Criteria that give rise to the discontinuance of SFAS No. 71 include (1) increasing competition which restricts the Company's ability to establish prices to recover specific costs, and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews these criteria to ensure that continuing application of SFAS No. 71 is appropriate.

Business Units
- --------------

In February 1993, following a year-long examination of its business called "Breakthrough Leadership," Ameritech announced it would restructure its business into separate units organized around specific customer groups - such as residential customers, small businesses, interexchange companies and large corporations - and a single unit that will run Ameritech's network in Illinois, Indiana, Michigan, Ohio and Wisconsin. The Ameritech Bell Companies will continue to function as legal entities owning current Bell Company assets in each state. The network unit will provide network and information technology resources in response to the needs of the other 11 business units. This unit will be the source of network capabilities for products and services offered by the other business units and will be responsible for the development and day-to-day operation of an advanced information infrastructure.

All of the business units and the network unit are currently operational. Ameritech has developed a new logo and is marketing all of its products and services under the single brand name "Ameritech."

Digital Video Network
- ---------------------

In January 1994, Ameritech Corporation ("Ameritech"), the parent of the Company, announced a program to launch a digital video network upgrade that is expected, by the end of the decade, to make available interactive information and entertainment services, as well as traditional cable TV services, to approximately six million Ameritech customers. The Company, as part of the network upgrade program, expects to make capital expenditures of approximately $160.0 over the next three years, subject to the timing of regulatory approvals and to market demand. The Company currently anticipates that its capital expenditures for the upgrade program in the three-year period will be funded without an increase in its overall capital expenditures, which in 1993, were $535.0. The Company will file an application with the FCC in the near future to begin construction of the network upgrade in Illinois.

                           REPORT OF MANAGEMENT

Financial Statements
- --------------------

Management of Illinois Bell Telephone Company has the responsibility for preparing the accompanying consolidated financial statements and for the integrity and objectivity of the statements. The statements were prepared in accordance with generally accepted accounting principles and, in management's opinion, are fairly presented. The consolidated financial statements included amounts that are based on management's best estimates and judgements. Management also prepared the other information in this report, and is responsible for its accuracy and consistency with consolidated financial statements.

The Company's consolidated financial statements have been audited by Arthur Andersen & Co., independent public accountants. Management has made available to Arthur Andersen & Co. all the Company's financial records and related data. Furthermore, management believes that all representations made to Arthur Andersen & Co. during their audit were valid and appropriate.

Internal Control System
- -----------------------

The Company maintains a system of internal control over the preparation of its published financial statements. The system is designed to provide reasonable assurance as to the integrity and reliability of the consolidated financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The internal control system provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees and updated as necessary. Management is responsible for proactively fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. An effective internal control system, no matter how well designed, can provide only reasonable assurance with respect to the preparation of reliable financial statements. Also, because of changes in conditions, the effectiveness of an internal control system may vary over time. However, management through the internal audit process, continuously monitors the internal control system in place to minimize this risk.

Ameritech, the Company's parent, maintains a strong internal auditing program to independently assess the effectiveness of the internal controls and to recommend possible improvements. In addition, as part of their audit of the Company's consolidated financial statements, Arthur Andersen & Co. considered the internal control system in order to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the recommendations of the internal auditors and Arthur Andersen & Co. concerning the Company's system of internal control, and has responded appropriately to these recommendations.

Management assessed the Company's internal control system in relation to criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Those criteria consist of risk interrelated internal control components, which are: control environment, risk assessment, control activities, information and communication, and monitoring. Based on its assessment, management believes that, as of December 31, 1993, its system of internal control over financial reporting has met those criteria.

                                        Douglas L. Whitley
                                        President



                                        Richard A. Kuzmar
                                        Vice President-Controller


January 28, 1994


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholder of Illinois Bell
  Telephone Company:

We have audited the accompanying consolidated balance sheets of Illinois Bell Telephone Company (an Illinois corporation) and its subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income and reinvested earnings and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Illinois Bell Telephone Company and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note C to the consolidated financial statements, the Company changed its method of accounting for certain postretirement and postemployment benefits in 1992.


                                        ARTHUR ANDERSEN & Co.

Chicago, Illinois
January 28, 1994


ILLINOIS BELL TELEPHONE COMPANY
CONSOLIDATED STATEMENTS OF INCOME AND REINVESTED EARNINGS
(Dollars in Millions)


                                             Year Ended December 31,
                                            1993       1992       1991
                                            ----       ----       ----

REVENUES. . . . . . . . . . . . . .      $3,041.0   $2,946.4    $2,885.9
                                         --------   --------    --------

OPERATING EXPENSES
 Employee-related expenses. . . . .         882.8      869.0       919.4
 Depreciation and amortization. . .         506.9      509.6       497.4
 Other operating expenses . . . . .         796.2      742.8       719.7
 Taxes other than income taxes. . .          87.2       91.2       118.4
                                         --------   --------    --------
                                          2,273.1    2,212.6     2,254.9
                                         --------   --------    --------

OPERATING INCOME. . . . . . . . . .         767.9      733.8       631.0

Interest expense. . . . . . . . . .         119.9      114.2       131.5
Other expense (income) - net. . . .           9.9        4.8       (19.4)
                                         --------   --------    --------
INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLES. . . . . . .         638.1      614.8       518.9

Income taxes. . . . . . . . . . . .         220.9      201.4       166.7
                                         --------   --------    --------
INCOME BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLES. .         417.2      413.4       352.2

Cumulative effect of change in
 accounting principles. . . . . . .           -       (588.6)        -
                                         --------   --------    --------
NET INCOME (LOSS) . . . . . . . . .         417.2     (175.2)      352.2

REINVESTED EARNINGS, BEGINNING OF YEAR      114.5      584.7       560.7
DIVIDENDS . . . . . . . . . . . . .         398.5      295.0       328.2
                                         --------   --------    --------
REINVESTED EARNINGS, END OF YEAR. .      $  133.2   $  114.5    $  584.7
                                         ========   ========    ========

The accompanying notes are an integral part of the consolidated financial statements.

ILLINOIS BELL TELEPHONE COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

                                            December 31,    December 31,
                                                1993           1992
                                            -----------     -----------
ASSETS
CURRENT ASSETS
 Cash and temporary cash investments . .      $   14.7     $   17.6
 Receivables
   Customers and agents (less allowance
    for uncollectibles of $36.7
     and $35.2, respectively). . . . . .         591.6        561.7
   Ameritech and affiliates. . . . . . .          40.9         10.4
   Other . . . . . . . . . . . . . . . .          30.8         54.5
 Material and supplies . . . . . . . . .          15.6         25.1
 Prepaid and other . . . . . . . . . . .          12.1         23.6
                                              --------     --------
                                                 705.7        692.9
                                              --------     --------
TELECOMMUNICATIONS PLANT
 In service. . . . . . . . . . . . . . .       8,115.1      8,021.5
 Under construction. . . . . . . . . . .         108.6        116.5
                                              --------     --------
                                               8,223.7      8,138.0
 Less, accumulated depreciation. . . . .       3,185.2      3,142.3
                                              --------     --------
                                               5,038.5      4,995.7
                                              --------     --------

INVESTMENTS, principally in affiliates .          86.8         71.4
OTHER ASSETS AND DEFERRED CHARGES. . . .         345.2        335.2
                                             ---------     --------
TOTAL ASSETS . . . . . . . . . . . . . .     $ 6,176.2     $6,095.2
                                             =========     ========

The accompanying notes are an integral part of the consolidated financial statements.

ILLINOIS BELL TELEPHONE COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

                                           December 31,   December 31,
                                                1993          1992


LIABILITIES AND SHAREOWNER'S EQUITY
CURRENT LIABILITIES
 Debt maturing within one year
   Ameritech . . . . . . . . . . . . . .      $  494.2     $  275.7
   Other . . . . . . . . . . . . . . . .         100.3          1.5
 Accounts payable
   Ameritech and affiliates. . . . . . .          79.3         79.9
   Other . . . . . . . . . . . . . . . .         321.5        297.8
 Other current liabilities . . . . . . .         404.6        394.2
                                              --------     --------
                                               1,399.9      1,049.1
                                              --------     --------
LONG-TERM DEBT . . . . . . . . . . . . .       1,077.0      1,330.1
                                              --------     --------
DEFERRED CREDITS
 Accumulated deferred income taxes . . .         587.1        532.6
 Unamortized investment tax credits. . .         109.9        128.1
 Postretirement benefits other than
   pensions. . . . . . . . . . . . . . .         815.7        854.3
 Long-term payable to Ameritech
   Services, Inc . . . . . . . . . . . .          30.9         32.7
 Other . . . . . . . . . . . . . . . . .         317.7        349.0
                                              --------     --------
                                               1,861.3      1,896.7
                                              --------     --------

SHAREOWNER'S EQUITY
 Common stock ($20 par value; 100,000,000
   shares authorized; 81,938,121 issued
   and outstanding). . . . . . . . . . .       1,638.8      1,638.8
 Proceeds in excess of par value . . . .          66.0         66.0
 Reinvested earnings . . . . . . . . . .         133.2        114.5
                                              --------     --------
                                               1,838.0      1,819.3
                                              --------     --------
TOTAL LIABILITIES AND SHAREOWNER'S EQUITY     $6,176.2     $6,095.2
                                              ========     ========

The accompanying notes are an integral part of the consolidated financial statements.

ILLINOIS BELL TELEPHONE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

                                            Year Ended December 31,
                                            1993       1992      1991
                                           -------   -------   -------
Cash Flows from Operating Activities:

Net income (loss). . . . . . . . . . . . $ 417.2    $(175.2)  $ 352.2
Adjustments to net income (loss):
 Cumulative effect of change in
   accounting principles . . . . . . . .     -        588.6       -
 Depreciation and amortization . . . . .   506.9      509.6     497.4
 Deferred income taxes-net . . . . . . .    27.3       23.7      (9.2)
 Investment tax credits-net. . . . . . .   (18.2)     (18.5)    (24.2)
 Interest during construction. . . . . .    (2.4)      (1.2)     (4.5)
 Provision for uncollectibles. . . . . .    34.4       35.5      38.9
Change in accounts receivable-net. . . .   (71.1)      (7.4)    (70.2)
Change in certain other current assets .    (4.8)      (7.6)    (17.3)
Change in accounts payable . . . . . . .    23.4       67.5      46.6
Change in certain other current
 liabilities . . . . . . . . . . . . . .    (4.6)     (63.9)    (35.1)
Net change in certain noncurrent assets
 liabilities . . . . . . . . . . . . . .   (43.3)     (18.7)     10.8
Other. . . . . . . . . . . . . . . . . .    13.5       (5.3)     (2.8)
                                          ------     ------    ------
Net cash from operating activities . . .   878.3      927.1     782.6
                                          ------     ------    ------

Cash Flows from Investing Activities:

Capital expenditures-net . . . . . . . .  (534.4)    (577.0)   (558.5)
(Cost of) proceeds from disposals of
 telecommunications plant. . . . . . . .    (5.0)      (7.9)     11.8
Additional investments, principally
 equity. . . . . . . . . . . . . . . . .    (9.9)     (14.4)     (4.9)
                                          ------     ------    ------
Net cash from investing activities . . .  (549.3)    (599.3)   (551.6)
                                          ------     ------    ------
Cash Flows from Financing Activities:

Net change in short-term debt. . . . . .     -          -      (157.8)
Intercompany financing - net . . . . . .   218.5       30.7     245.0
Issuances of long-term debt. . . . . . .   295.9        -         -
Retirements of long-term debt. . . . . .  (451.5)     (58.8)     (8.2)
Costs of refinancing long-term debt. . .   (10.0)       -         -
Dividend payments. . . . . . . . . . . .  (384.8)    (293.2)   (324.5)
                                           -----     ------    ------
Net cash from financing activities . . .  (331.9)    (321.3)   (245.5)
                                           -----     ------    ------
Net (decrease) increase in cash and
 temporary cash investments. . . . . . .    (2.9)       6.5     (14.5)
Cash and temporary cash investments,
 beginning of year . . . . . . . . . . .    17.6       11.1      25.6
                                          ------     ------    ------
Cash and temporary cash investments,
 end of year . . . . . . . . . . . . . .  $ 14.7     $ 17.6    $ 11.1
                                          ======     ======    ======

The accompanying notes are an integral part of the consolidated financial statements.

ILLINOIS BELL TELEPHONE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Millions)

Illinois Bell Telephone Company ("the Company") is a wholly owned subsidiary of Ameritech Corporation ("Ameritech").

A. SIGNIFICANT ACCOUNTING POLICIES

Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Illinois Bell Administration Center, Inc. ("IBAC"), formed in 1988 to hold a limited partnership interest in a real estate venture. All significant intercompany transactions have been eliminated.

Basis of Accounting - The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In compliance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company gives accounting recognition to the actions of regulators where appropriate. Such actions can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset or impose a liability. Actions of a regulator can also eliminate a liability previously imposed by the regulator.

Transactions with Affiliates - The Company has various agreements with affiliated companies. Below is a description of the significant arrangements followed by a table of the amounts involved.

  1. Ameritech Services, Inc. ("ASI") - ASI, an Ameritech subsidiary, in which the Company has 33% ownership, provides consolidated planning, development, management, procurement and support services to all of the Ameritech Bell companies. The Company also provides certain services and facilities to ASI.

                                              1993      1992      1991
                                              ----      ----      ----

Purchases of materials and charges
for services from ASI. . . . . . . .        $537.0    $503.6    $430.4

Recovery of costs for services
provided to ASI. . . . . . . . . . .          34.9      24.7      26.8

  2. Ameritech (the Company's parent) - Ameritech provides various administrative, planning, financial and other services to the Company. These services are billed to the Company at cost.

                                              1993      1992      1991
                                              ----      ----      ----
Charges incurred . . . . . . . . . .         $32.5     $33.1     $33.4

  3. Ameritech Publishing, Inc. ("API") - The Company has a contract with DonTech, a partnership between API and the Reuben H. Donnelley Corporation, under which payments are made to the Company by DonTech for license fees and billing and collection services.

                                              1993      1992      1991
                                              ----      ----      ----
Fees paid to the Company by DonTech.         $75.0     $75.0     $75.5

  4. Ameritech Information Systems, Inc. ("AIS") - The Company reimburses AIS for costs incurred by AIS in connection with the sale of network services by AIS employees.

                                              1993      1992      1991
                                              ----      ----      ----
Charges incurred . . . . . . . . . .         $11.4     $13.2     $14.3

  5. Bell Communications Research, Inc. ("Bellcore") - Bellcore provides research and technical support to the Company. ASI has a one-seventh ownership interest in Bellcore and bills the Company for the costs.

                                              1993      1992      1991
                                              ----      ----      ----

Charges incurred . . . . . . . . . .         $42.4     $50.4     $49.3

Telecommunications Plant - Telecommunications plant is stated at original cost. The original cost of telecommunications plant acquired from ASI includes a return on investment to ASI.

The provision for depreciation is based principally on the straight-line remaining life and the straight-line equal life group methods of depreciation applied to individual categories of telecommunications plant with similar characteristics.

Generally, when depreciable plant is retired, the amount at which such plant has been carried in telecommunications plant in service is charged to accumulated depreciation.

The cost of maintenance and repairs of plant is charged to expense.

Investments - The Company's investment in ASI (33% ownership and $84.6) and IBAC's investment in a real estate venture (26.4% ownership) are reflected in the consolidated financial statements using the equity method of accounting. All other investments are carried at cost.

Material and Supplies - Inventories of new and reusable material and supplies are stated at the lower of cost or market with cost determined generally on an average cost basis.

Interest During Construction - Regulatory authorities allow the Company to accrue interest as a cost of constructing certain plant and as an item of income, i.e., allowance for debt and equity funds used to finance construction. Such income is not realized in cash currently but will be realized over the service life of the plant as the resulting higher depreciation expense is recovered in the form of increased revenues.

Income Taxes - The Company is included in the consolidated federal income tax return filed by Ameritech and its subsidiaries. Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The new accounting method is essentially a refinement of the liability method already followed by the Company and, accordingly, did not have a significant impact on the Company's financial statements upon adoption. Consolidated income tax currently payable has been allocated to the Company based on the Company's contribution to consolidated taxable income and tax credits.

Deferred tax assets and liabilities are based on differences between the financial statement bases of assets and liabilities and the tax bases of those same assets and liabilities. Under the liability method, deferred tax assets and liabilities at the end of each period are determined using the statutory tax rates in effect when these temporary differences are expected to reverse. Deferred income tax expense is measured by the change in the net deferred income tax asset or liability during the year. In addition, for regulated companies, SFAS No. 109 requires that all deferred regulatory liabilities be recognized at the revenue requirement level. It further requires that a deferred tax liability be recorded to reflect the amount of cumulative tax benefits previously flowed through to ratepayers and that a long-term deferred asset be recorded to reflect the revenue to be recovered in telephone rates when the related taxes become payable in future years.

The Company uses the deferral method of accounting for investment tax credits. Therefore, credits earned prior to the repeal of investment tax credits by the Tax Reform Act of 1986 and also certain transitional credits earned after the repeal are being amortized as reductions in tax expense over the life of the plant which gave rise to the credits.

Temporary Cash Investments - Temporary cash investments are stated at cost which approximates market. The Company considers all highly liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

Short-Term Financing Arrangement - During 1991, Ameritech entered into an arrangement with its subsidiaries, including the Company, for the provision of short-term financing and cash management services. Ameritech issues commercial paper and notes and secures bank loans to fund the working capital requirement of its subsidiaries and invests short-term, excess funds on their behalf. See Notes D and H.

B. INCOME TAXES

The components of income tax expense follows:

                                             1993      1992     1991
                                            ------    ------   ------
Federal
 Current. . . . . . . . . . . . . . . .     $176.1    $178.8   $159.4
 Deferred-net . . . . . . . . . . . . .       17.0      19.7    (11.9)
 Investment tax credits-net . . . . . .      (18.2)    (18.5)   (24.2)
                                            ------    ------   ------
         Total. . . . . . . . . . . . .      174.9     180.0    123.3
                                            ------    ------   ------
State and local
 Current. . . . . . . . . . . . . . . .       35.7      17.4     40.7
 Deferred-net . . . . . . . . . . . . .       10.3       4.0      2.7
                                            ------    ------   ------
 Total. . . . . . . . . . . . . . . . .       46.0      21.4     43.4
                                            ------    ------   ------
Total income tax expense . . . . . . . .    $220.9    $201.4   $166.7
                                            ======    ======   ======

Deferred income tax expense (credits) results principally from temporary differences caused by the change in the book and tax bases of telecommunications plant due to the use of different depreciation methods and lives for financial reporting and income tax purposes. Total income taxes paid were $231.9, $224.3 and $171.1 in 1993, 1992 and 1991, respectively.

The following is a reconciliation between the statutory federal income tax rate for each of the past three years and the Company's overall effective tax rate:

                                            1993      1992      1991
                                            ----      ----      ----

Statutory federal income tax rate           35.0%     34.0%     34.0%

  State income taxes, net of
  federal benefit. . . . . . . . . . .       4.7       2.3       5.5

  Reduction in tax expense due to
  amortization of investment tax
  credits. . . . . . . . . . . . . . .      (2.8)     (3.0)     (4.7)

  Effect of adjusting deferred income tax
  balances due to tax law changes. . .      (1.4)      -         -

  Benefit of tax rate differential
  applied to reversing temporary
  differences. . . . . . . . . . . . .      (1.8)     (2.2)     (3.4)

  Other. . . . . . . . . . . . . . . .       0.9       1.7       0.7
                                           -----     -----     -----
Effective overall income tax rate. . . .    34.6%     32.8%     32.1%
                                           =====     =====     =====

The Revenue Reconciliation Act of 1993, enacted in August 1993, increased the statutory federal income tax rate for 1993 to 35 percent. In accordance with the liability method of accounting, the Company adjusted, on the enactment date, its deferred income tax balances not subject to regulatory accounting prescribed by SFAS No. 71 (see Note A). The result was a reduction in deferred income tax expense of $8.9, primarily from increasing the deferred tax assets associated with SFAS Nos. 106 and 112 (see Note C).

As of December 31, 1993, the Company had a regulatory asset of $160.5 (reflected primarily in Other Assets and Deferred Charges) related to the cumulative amount of income taxes on temporary differences on benefits that previously flowed through to the ratepayers. In addition, on that date, the Company had a regulatory liability of $227.9 (reflected in Other Deferred Credits) related to the reduction of deferred taxes resulting from the change in the federal statutory income tax rate to 35 percent and deferred taxes provided on unamortized investment tax credits. These amounts will be amortized over the regulatory lives of the related depreciable assets concurrent with recovery in rates. The accounting for and the impact on future net income of these amounts will depend on the ratemaking treatment authorized in future regulatory proceedings.

As of December 31, 1993 and 1992 the components of long-term accumulated deferred income taxes were as follows:

                                            1993         1992
                                            ----         ----
Deferred tax assets
  Postretirement and postemployment
    benefits. . . . . . . . . . . . .    $  332.8       $351.8
  SFAS No. 71 accounting. . . . . . .        57.8         82.5
  Other, net. . . . . . . . . . . . .        35.1         30.0
                                         --------       ------
                                         $  425.7       $464.3
                                         --------       ------
Deferred tax liabilities
  Accelerated depreciation. . . . . .    $  939.9       $935.8
  Other . . . . . . . . . . . . . . .        72.9         61.1
                                         --------       ------
                                         $1,012.8       $996.9
                                         --------       ------
Net deferred tax liability. . . . . .    $  587.1       $532.6
                                         ========       ======

Deferred income taxes in current assets and liabilities are not shown as they are not significant.

C. EMPLOYEE BENEFIT PLANS

Pension Plans
- -------------

Ameritech maintains noncontributory defined pension and death benefit plans covering substantially all of the Company's employees. The pension benefit formula used in the determination of pension cost is based on the average compensation earned during the five highest consecutive years of the last ten years of employment for the management plan and a flat dollar amount per year of service for the nonmanagement plan. Pension credit is allocated to subsidiaries based upon the percentage of compensation for the management plan and per employee for the nonmanagement plan. The Company's funding policy is to contribute annually an amount up to the maximum amount that can be deducted for federal income tax purposes. However, due to the funded status of the plans, no contributions have been made for the years reported below. The following data provides information on the Company's credit for the Ameritech plans:

                                           1993      1992      1991
                                          ------    ------    ------
Pension credit. . . . . . . . . . .       $(33.9)   $(37.7)   $(26.2)
                                          ======    ======    ======
Current year credit as
a percent of salaries and wages . .        (4.60)%   (5.04)%   (3.34)%
                                          ======    ======    ======

Pension credits were determined using the projected unit credit actuarial method in accordance with SFAS No. 87, "Employers' Accounting for Pensions." The resulting pension credits are primarily attributable to favorable investment performance and the funded status of the plans.

Certain disclosures are required to be made of the components of pension credit and the funded status of the plans, including the actuarial present value of accumulated plan benefits, accumulated projected benefit obligation and the fair value of plan assets. Such disclosures are not presented for the Company because the structure of the Ameritech plans does not permit the plans' data to be readily disaggregated.

The assets of the Ameritech plans consist principally of debt and equity securities, fixed income investments and real estate. As of December 31, 1993, the fair value of plan assets available for plan benefits exceeded the projected benefit obligation (calculated using a discount rate of 5.8 percent as of December 31, 1993 and 1992). The assumed long-term rate of return on plan assets used in determining pension income was 7.25 percent for 1993, 1992 and 1991. The assumed rate of increase in future compensation levels for management, also used in the determination of the projected benefit obligation, was 4.5 percent in 1993 and 1992.

Postretirement Benefits Other Than Pensions
- -------------------------------------------

Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". SFAS No. 106 requires the cost of postretirement benefits granted to employees to be accrued as expense over the period in which the employee renders service and becomes eligible to receive benefits. The cost of postretirement health care and life insurance benefits for current and future retirees was recognized as determined under the projected unit credit actuarial method.

In adopting SFAS No. 106, the Company elected to immediately recognize effective January 1, 1992, the transition obligation for current and future retirees. The transition obligation was $867.6 less deferred income taxes of $336.8 or $530.8, net. To this amount, was added the Company's 33% share of ASI's transition obligation of $20.4 for a total charge of $551.2.

As defined by SFAS No. 71, a regulatory asset associated with the recognition of the transition obligation was not recorded because of uncertainties as to the timing and extent of recovery in the rate-making process.

Substantially all current and future retirees are covered under postretirement benefit plans sponsored by Ameritech. Such benefits include medical, dental and group life insurance. Ameritech has been prefunding (including cash received from the Company) certain of these benefits through Voluntary Employee Benefit Association trust funds ("VEBAs") and Retirement Funding Accounts ("RFAs"). The associated plan assets (primarily corporate securities and bonds) were considered in determining the transition obligation under SFAS No. 106. Ameritech intends to continue to fund its obligation appropriately, and is exploring other available funding and cost containment alternatives. Ameritech allocates its retiree health care cost on a per participant basis, whereas group life insurance is allocated based on compensation levels.

SFAS No. 106 requires certain disclosures as to the components of postretirement benefit costs and the funded status of the plans. Such disclosures are not presented for the Company as the structure of the Ameritech plans does not permit the data to be readily disaggregated.

However, the Company has been advised by Ameritech as to the following assumptions used in determining SFAS No. 106 costs.

As of December 31, 1993 the accumulated postretirement benefit obligation exceeded the fair value of plan assets available for plan benefits. The assumed discount rate used to measure the accumulated postretirement benefit obligation was 7.0 percent as of December 31, 1993 and 7.5 percent as of December 31, 1992. The assumed rate of future increases in compensation levels was 4.5 percent as of December 31, 1993 and December 31, 1992. The expected long-term rate of return on plan assets was 7.25 percent in 1993 and 1992 on VEBAs and 8.0 percent in 1993 and 1992 on RFAs. The assumed health care cost trend rate in 1993 was 9.6 percent and 10 percent in 1992, and is assumed to decrease gradually to 4 percent in 2007 and remain at that level. The assumed health care cost trend rate is 9.2 percent for 1994. The health care cost trend rate has significant effect on the amounts reported for costs each year. Specifically, increasing the assumed health care cost trend rates by one percentage point in each year would increase the 1993 annual expense by approximately 18 percent.

Postretirement benefit cost under SFAS No. 106 for 1993 and 1992 was $84.7 and $79.8, respectively. During 1991, the cost of postretirement health care benefits for retirees was $83.8.

As of December 31, 1993, the Company had approximately 15,369 retirees eligible to receive health care and group life insurance benefits.

Postemployment Benefits
- -----------------------

Effective January 1, 1992, the Company adopted SFAS No. 112, "Employers Accounting for Postemployment Benefits". SFAS No. 112 requires employers to accrue the future cost of certain benefits such as workers compensation, disability benefits and health care continuation coverage. A one-time charge related to adoption of this statement was recognized as a change in accounting principle, effective as of January 1, 1992. The charge was $60.2, less deferred taxes of $23.4, for a net of $36.8. To this amount, was added the Company's 33% share of ASI's one-time charge of $0.6 for a total charge of $37.4. Previously the Company used the cash method to account for such costs. Current expense levels are dependent upon actual claim experience, but are not materially different than prior charges to income.

Workforce Reductions
- --------------------

During 1993, 1,226 employees left the Company through voluntary and involuntary termination programs. The programs, including termination benefits, settlement and curtailment gains from the pension plan, resulted in a credit to expense of $5.4. The involuntary termination plan remains in effect until June 30, 1994.

During 1992, 676 employees left the Company through a voluntary early retirement program and involuntary terminations. The net cost of this effort including termination benefits, settlement and curtailment gains from the pension plan, was a credit to expense of $4.9.

During 1991, the Company offered most of its management employees an early retirement program. The net cost of this program, including termination benefits and a settlement gain from the pension plan, was $1.2.

D. DEBT MATURING WITHIN ONE YEAR

Debt maturing within one year is included as debt in the computation of debt ratios and consists of the following as of December 31:

                                                           Weighted
                                                            Average
                                    Amounts              Interest Rates*
                              -------------------      ------------------
                              1993    1992   1991      1993   1992   1991

Notes payable - Ameritech   $494.2  $275.7  $245.0       3.2%  3.4%   5.1%
Long-term debt maturing
  within one year . .        100.3     1.5     2.1
                            ------  ------  ------
    Total . . . . . .       $594.5  $277.2  $247.1
                            ======  ======  ======

Average notes payable
  outstanding during
  the year. . . . . .       $292.7  $197.3  $236.4       3.1%  3.9%   5.9%
                            ======  ======  ======       ===   ===    ===
Maximum notes payable
  at any month end
  during the year. . .      $564.4  $277.5  $298.0
                            ======  ======  ======

* Computed by dividing the average daily face amount of notes payable into the aggregate related interest expense.

On January 12, 1994, the Company redeemed all $300.0 of the principal amounts outstanding on its 8% debentures, due December 4, 2004. The redemption was made pursuant to a call made by the Company in December 1993. The debentures were redeemed at 101.85% plus interest accrued to the redemption date. The redemption was financed with short-term debt. Expenses associated with this call were $6.5, including a call premium of $5.6. These expenses are recorded as Other Expense (Income) - net.

At December 31, 1993, $200.0 of debt maturing within one year was reclassified to long-term debt to reflect the Company's offerings made on January 28, 1994. The debt sold included $100.0 debentures at 6 5/8%, due February 1, 2025 (noncallable until 2004) and $100.0 notes at 5 4/5%, due February 1, 2004. The long-term debt issues, which will be settled in February 1994, will be used to repay notes payable outstanding. These amounts have been included in the Company's long-term debt. See Note E.

At December 31, 1993 debt maturing within one year reflects the redemption of the $300.0 debentures, net of the $200.0 of debt offerings made by the Company.

During 1991 Ameritech consolidated the short-term financing of its subsidiaries at Ameritech Corporate. See Note A - short-term financing arrangements.

E.  LONG-TERM DEBT

Long-term debt consists principally of mortgage bonds and debentures issued by the Company.

The following table sets forth interest rates and other information on long-term debt outstanding at December 31, after giving effect to debt refinanced in January 1994.
                                                    1993        1992
                                                    ----        ----
First Mortgage bonds:
  Series D, 3 1/4%, due July 15, 1995. . . .      $  30.0     $  30.0
  Series G, 4 7/8%, due July 1, 1997 . . . .         50.0        50.0
  Series H, 4 3/8%, due July 1, 2003 . . . .         50.0        50.0
  Series I, 6%, due July 1, 1998 . . . . . .          -         125.0
  Series J, 8%, due June 1, 2005 . . . . . .          -         150.0
  Series K, 7 5/8%, due April 1, 2006. . . .        200.0       200.0
Thirty-one year 8% debentures,
  due December 10, 2004. . . . . . . . . . .          -         300.0
Forty year 8 1/4% debentures,
  due August 18, 2016. . . . . . . . . . . .          -         175.0
Forty year 8 1/2% debentures,
  due April 22, 2026 . . . . . . . . . . . .        275.0       275.0
Thirty-one year 7 1/4% debentures,
  due March 15, 2024 . . . . . . . . . . . .        200.0         -
Thirty year 7 1/8% debentures,
  due July 1, 2023 . . . . . . . . . . . . .        100.0         -
Thirty-one year debentures, 6 5/8%
  due February 1, 2025 . . . . . . . . . . .        100.0*        -
Ten year notes, 5 4/5%
  due July 1, 2004 . . . . . . . . . . . . .        100.0*        -
Long-term capital lease obligations. . . . .          5.8         7.0
                                                 --------    --------
                                                 $1,110.8    $1,362.0
Unamortized discount - net                          (33.8)      (31.9)
                                                 --------    --------
  Total                                          $1,077.0    $1,330.1
                                                 ========    ========
* See Note D.

On March 26, 1993, the Company issued $200.0 of 7 1/4% debentures, due March 15, 2024. On July 6, 1993, the Company issued $100.0 of 7 1/8% debentures, due July 1, 2023. The proceeds from these issues were used to repay outstanding notes payable.

On August 9, 1993, the Company redeemed all $150.0 of the principal amounts outstanding on its 8%, Series J mortgage bonds, due June 1, 2005. The debentures were redeemed at 101.75%. Expenses associated with this call, net of unamortized premium amounts, were $2.2, including a call premium of $2.6.

On September 1, 1993, the Company redeemed all $125.0 of the principal amounts outstanding on its 6%, Series I mortgage bonds, due July 1, 1998. The debentures were redeemed at par value. Expenses associated with this call were $0.2.

On October 12, 1993, the Company redeemed all $175.0 of the principal amounts on its forty-year, 8-1/4% debentures, due August 18, 2016. The debentures were redeemed at 104.24% plus interest accrued to the redemption date. Expenses associated with this call were $8.5, including a call premium of $7.4.

On January 12, 1994, the Company redeemed all $300.0 of the principal amounts on its thirty-one year, 8% debentures, due December 10, 2004. The debentures were redeemed at 101.85% plus interest accrued to the redemption date. Expenses associated with this call, recorded in 1993, were $6.5, including a call premium of 5.6. See Note D.

On January 28, 1994, the Company made debt offerings of $200.0. These offerings included $100.0 debentures at 6 5/8%, due February 1, 2025 (noncallable until 2004) and $100.0 notes at 5 4/5%, due February 1, 2004. The long-term debt issues, which will be settled in February 1994, will be used to repay notes payable outstanding. See Note D.

Expenses associated with long-term redemptions are recorded as Other Expense (Income)-net.

On August 17, 1993, the Company filed a registration statement with the Securities and Exchange Commission for issuance of up $550.0 in unsecured debt securities to be used to retire long-term indebtedness. Debt sold subsequent to year end of $200.0 reduced the available securities that can be offered.

Substantially all telecommunications plant owned by the Company is subject to lien under the indenture covering first mortgage bonds.

F. LEASE COMMITMENTS

The Company leases certain facilities and equipment used in its operations under both operating and capital leases. Rental expense under operating leases was $32.3, $36.9 and $32.6 for 1993, 1992 and 1991, respectively. At December 31, 1993 the aggregate minimum rental commitments under noncancelable leases were approximately as follows:

                                                  Operating       Capital
                                                  ---------       -------

Years
1994. . . . . . . . . . . . . . . . .              $  7.7         $  2.0
1995. . . . . . . . . . . . . . . . .                 9.2            1.9
1996. . . . . . . . . . . . . . . . .                 6.7            1.7
1997. . . . . . . . . . . . . . . . .                 6.6            1.3
1998. . . . . . . . . . . . . . . . .                 6.5            0.7
Thereafter. . . . . . . . . . . . . .                52.9            2.9
                                                   ------         ------
Total minimum lease commitments                    $ 89.6           10.5
                                                   ======

Less:  executory costs. . . . . . . . . . . . . . . . . .            0.7
       interest costs. . . .  . . . . . . . . . . . . . .            2.8
                                                                  ------
Present value of minimum lease payments . . . . . . . . .         $  7.0
                                                                  ======
G. FINANCIAL INSTRUMENTS

The following table presents the estimated fair value of the Company's financial instruments as of December 31, 1993 and 1992:

                                                           1993
                                                           ----

                                                  Carrying          Fair
                                                   Value
                                                  --------         -----

Cash and temporary cash investments. . . .       $   14.7       $   14.7
Debt . . . . . . . . . . . . . . . . . . .        1,670.9        1,690.1
Long-term payable to ASI (for postretirement
  benefits). . . . . . . . . . . . . . . .           30.9           30.9
Other assets . . . . . . . . . . . . . . .           11.2           11.2
Other liabilities. . . . . . . . . . . . .           15.3           15.3

                                                           1992
                                                           ----

                                                  Carrying          Fair
                                                   Value
                                                  --------         -----

Cash and temporary cash investments. . . .       $   17.6       $   17.6
Debt . . . . . . . . . . . . . . . . . . .        1,622.0        1,639.0
Long-term payable to ASI (for postretirement
  benefits). . . . . . . . . . . . . . . .           32.7           32.7
Other assets . . . . . . . . . . . . . . .            9.3            9.3
Other liabilities. . . . . . . . . . . . .           12.9           12.9

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and Temporary Cash Investments - The carrying value approximates fair value because of short-term maturity of these instruments.

Debt - The carrying amount (including accrued interest) of the Company's debt maturing within one year approximates fair value because of the short-term maturities involved. The fair value of the Company's long-term debt was estimated based on the year-end quoted market price for the same or similar issues.

Other Assets and Liabilities - These financial instruments consist primarily of long-term receivables, other investments, financial contracts and customer deposits. The fair values of these items are based on expected cash flows or, if available, quoted market prices.

Long-Term Payable to ASI (For Postretirement Benefits) - Carrying value approximates fair value.

H. ADDITIONAL FINANCIAL INFORMATION

                                                        December 31,
                                                     1993          1992
                                                     ----          ----

Consolidated Balance Sheets

Other current liabilities:
  Accrued payroll. . . . . . . . . . . .           $ 23.1         $ 21.8
  Compensated absences . . . . . . . . .             61.0           58.1
  Accrued taxes. . . . . . . . . . . . .             63.0           84.2
  Income taxes deferred one year . . . .            (38.6)         (65.2)
  Advance billings and customers deposits           141.0          135.2
  Dividend payable . . . . . . . . . . .            106.3           92.7
  Accrued interest . . . . . . . . . . .             27.2           20.8
  Other. . . . . . . . . . . . . . . . .             21.6           46.6
                                                   ------         ------
    Total. . . . . . . . . . . . . . . .           $404.6         $394.2
                                                   ======         ======

                                                  1993      1992      1991
                                                  ----      ----      ----

Consolidated Statements of Income

Interest expense:
  Interest on long-term debt . . . . . .        $106.1    $104.7     $105.4
  Interest on notes payable - Ameritech.           9.2       7.8       14.0
  Interest on capital leases . . . . . .           0.8       1.1        1.1
  Other. . . . . . . . . . . . . . . . .           3.8       0.6       11.0
                                                ------    ------     ------
Total                                           $119.9    $114.2     $131.5
                                                ======    ======     ======

Interest paid was $113.6, $134.8 and $121.3 in 1993, 1992 and 1991, respectively.

                                                  1993      1992      1991
                                                  ----      ----      ----

Taxes other than income taxes
  Property. . . . . . . . . . . . . . .         $ 33.5    $ 28.6     $ 32.4
  Gross receipts. . . . . . . . . . . .           27.2      29.7       53.8
  Other . . . . . . . . . . . . . . . .           26.5      32.9       32.2
                                                ------    ------     ------
    Total . . . . . . . . . . . . . . .         $ 87.2    $ 91.2     $118.4
                                                ======    ======     ======

Maintenance and repair expense. . . . .         $617.8    $598.5     $560.3
                                                ======    ======     ======

Depreciation-Percentage of average
  depreciable telecommunications equipment         6.3%      6.5%       6.5%
                                                ======    ======     ======

Revenues from AT&T, consisting principally of interstate network access and billing and collection service revenues, comprised approximately 12%, 14% and 15%, of total revenues in 1993, 1992 and 1991, respectively. No other customer accounted for more than 10% of total revenues.

I. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                      Net
                                                        Operating     Income
                                             Revenues    Income       (Loss)
                                             --------    --------     ------

Calendar Quarter
1993
1st. . . . . . . . . . . . . . . . . .      $  730.5    $  169.9   $   90.9
2nd. . . . . . . . . . . . . . . . . .         763.0       205.5      114.1
3rd. . . . . . . . . . . . . . . . . .         768.2       192.3      102.1
4th. . . . . . . . . . . . . . . . . .         779.3       200.2      110.1
                                            --------    --------   --------
    Total. . . . . . . . . . . . . . .      $3,041.0    $  767.9   $  417.2
                                            ========    ========   ========

1992
1st. . . . . . . . . . . . . . . . . .      $  720.0    $  162.0   $ (497.5)
2nd. . . . . . . . . . . . . . . . . .         736.8       181.0       99.0
3rd. . . . . . . . . . . . . . . . . .         740.0       183.2      101.3
4th. . . . . . . . . . . . . . . . . .         749.6       207.6      122.0
                                            --------     -------   --------
    Total. . . . . . . . . . . . . . .      $2,946.4    $  733.8   $ (175.2)
                                            ========     =======   ========

The fourth quarter of 1993 and 1992 was affected by several income and expense items. The fourth quarter of 1993 was affected by gains from workforce resizing and charges for the early retirement of debt. In the 1992 quarter, the Company recognized higher costs and charges resulting from its market realignment efforts, the early retirement of debt, and increased advertising. These costs were offset by gains resulting from workforce resizing and higher than expected pension credits.

First quarter 1992 results reflect charges related to the adoption of SFAS Nos. 106 and 112 for postretirement and postemployment benefits, as discussed previously in Note C. The charges totaled $588.6.

All adjustments necessary for a fair statement of results for each period have been included.

J.  CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges of the Company for the years ended December 31, 1993 and December 31, 1992 was 5.88 and 5.86, respectively.

For the purpose of calculating this ratio, (i) earnings have been calculated by adding to income before interest expense and accounting changes, the amount of related taxes on income and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense and such portion of rentals.



                                                                 Exhibit 12

                      ILLINOIS BELL TELEPHONE COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(Dollars in Millions)
                                          For the Year Ended December 31,
                                               1993          1992

1. EARNINGS

   a)  Income before interest
        expense, income tax and cumulative
        effect of change in accounting
        principles . . . . . . . . . . . .    $758.0         $729.0

   b)  Portion of rental expense
        representative of the
        interest factor. . . . . . . . . .      10.8           12.3
                                              ------         ------
            Total 1(a) through 1(b). . . .    $768.8         $741.3

2. FIXED CHARGES

   a)  Total interest expense
        including capital lease
        obligations. . . . . . . . . . . .    $119.9         $114.2

   b)  Portion of rental expense
        representative of the
        interest factor. . . . . . . . . .      10.8           12.3
                                              ------         ------
            Total 2(a) through 2(b). . . .    $130.7         $126.5
                                              ------         ------

3. RATIO OF EARNINGS TO FIXED CHARGES. . .      5.88           5.86
                                              ======         ======

- ----------------
(1) The Company considers one-third of rental expense to be the amount representing return on capital.